Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
J. Thomas Parmeter, President
(858) 558-6064
jtp@ppti.com
           or
Jill Meleski, AVP
The Ruth Group
(646) 536-7032
jmeleski@theruthgroup.com


                      PROTEIN POLYMER TECHNOLOGIES REPORTS
                      SECOND QUARTER 2003 FINANCIAL RESULTS

           SAN DIEGO, CA. -- August 14, 2003 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), announced today financial results for the second quarter and six-months ended June 30, 2003.

           The net loss for the quarter ended June 30, 2003 was $437,000 ($0.01 per share), compared to a net loss of $374,000 ($0.01 per share), for the same period in 2002. The net loss for the six-months ended June 30, 2003 was $2,180,000 ($0.07 per share), compared to a net loss of $910,000 ($0.04 per share), for the six-months ended June 30, 2002. The net loss and the net loss per share amounts include accumulated dividends related to the Company's preferred stock, and "imputed dividend" charges pertaining to its recent sale of Series I Convertible Preferred Stock.

           On March 25 and May 12, 2003, the Company raised $3,005,000 and $250,000 respectively (less expenses) from the sale of Series I Convertible Preferred Stock and warrants. In connection with this transaction, the Company is obligated to include one-time, non-cash "imputed dividend" charges of $1,305,000 and $68,000 respectively related to the fair market value difference of the Company's common stock on March 25 and May 12, 2003 and the conversion price of the Series I Preferred Stock. Excluding the effect of the imputed dividend expense, the net loss applicable to common shareholders would have been $369,000 ($0.01 per share) for the quarter ended June 30, 2003 and $807,000 ($0.03 per share) for the six-months ended June 30, 2003.

           Contract and licensing revenue and product and interest income totaled $752,000 for the quarter ended June 30, 2003, compared to $946,000 for the same period in 2002. Contract and licensing revenue, and product and interest income totaled $1,205,000 for the six-months ended June 30, 2003, compared to $1,418,000 for the same period in 2002. The contract and licensing revenue primarily represents research and development


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payments and receivables from Spine Wave, Inc. for the development of an injectable spinal disc repair product for the treatment of lower back pain.

           Operating expenses for the quarter were $1,051,000, as compared to $1,251,000 for the same period in 2002, and $1,874,000 for the six-months ended June 30, 2003 as compared to $2,191,000 for the six months ended 2002. Operating expenses for the past two years have declined due primarily to reductions in personnel and discretionary expenditures. To the extent that resources become available, expenses are expected to rise in subsequent quarters due to the increased expenditures for expanded human clinical testing and patient follow-up of the Company's lead product candidates currently in development.

           As of June 30, 2003, PPTI had $2,736,000 in working capital as compared to $189,000 as of December 31, 2002. PPTI's cash as of June 30, 2003 was $2,444,000, as compared to $734,000 as of December 31, 2002. In combination with anticipated additional contract and license payments, and revenue projected for the delivery of clinical testing materials, the Company's cash is expected to meet the Company's anticipated capital requirements until April 2004.

           J. Thomas Parmeter, President and Chief Executive Officer of Protein Polymer Technologies, commented, "We are aggressively pursuing new ways to capitalize on our extensive intellectual property portfolio. During the quarter, we announced the appointment of Dr. Phillip Berman as Executive Vice President for Corporate Strategy, and Dr. Donald Kaplan as Senior Advisor to our tissue adhesives and sealants program. Dr. Berman, a former Kodak Vice President, brings focused leadership to the identification of new product opportunities and the development of new strategic alliances to support the resulting product R&D and commercialization. Dr. Kaplan, the former Senior Vice President, Operations and Technology at U.S. Surgical Corporation, is a recognized leader in research, development and commercialization of surgery and wound closure devices."

           Mr. Parmeter continued, "Separately, the recent completion of our financing will allow us to meet anticipated capital requirements for our clinical and product development programs through the first quarter of 2004. We continue to focus on the clinical trials of our urethral bulking agent for the treatment of female stress urinary incontinence, and our injectable hydrogel for the treatment of dermal contour defects such as scars, wrinkles and lines, and our earlier stage development of surgical tissue adhesive and sealant products."

           Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing bioactive products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological


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characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-four U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2002 Annual Report Form 10-KSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

                            (Financial Data Follows)


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


                       Protein Polymer Technologies, Inc.
                         Condensed Financial Statements
                                   (unaudited)



                                               Three months ended                      Six months ended
                                                    June 30,                                June 30,
                                            2003               2002                 2003              2002
                                      ----------------   ----------------    ----------------   ----------------

SUMMARY OF OPERATIONS
---------------------

Contract revenue                        $      742,696     $      943,764      $    1,193,679     $    1,413,342
Interest income                                  9,263              2,016              10,847              3,636
Product and other income                             0                  0                   0              1,500
                                      ----------------   ----------------    ----------------   ----------------
   Total revenues                              751,959            945,780           1,204,526          1,418,478

Total expenses                               1,051,491          1,250,617           1,873,779          2,190,502
                                      ----------------   ----------------    ----------------   ----------------

Net loss                                $     (299,532)    $     (304,837)     $     (669,253)    $     (772,024)

Undeclared and/or paid
   dividends on Preferred Stock                137,082             69,220           1,510,925            137,678
                                      ----------------   ----------------    ----------------   ----------------

Net loss applicable to common
   shareholders                         $     (436,614)    $     (374,057)     $   (2,180,178)    $     (909,702)
                                      ================   ================    ================   ================

Net loss per common share -
   basic and diluted                    $        (0.01)    $        (0.01)     $        (0.07)    $        (0.04)
                                      ================   ================    ================   ================

Shares used in computing net loss
   per share - basic and diluted            34,037,634         27,000,455          31,926,744         25,566,557
                                      ================   ================    ================   ================


                                                               As of              As of
                                                           June 30, 2003       Dec. 31, 2002
                                                         ----------------    ----------------
BALANCE SHEET INFORMATION
-------------------------

Cash and cash equivalents                                  $    2,444,000      $      734,000
Working capital                                                 2,736,000             189,000
Total assets                                                    3,298,000             875,000
Total capital invested                                         48,805,000          44,182,000
Accumulated deficit                                        $ (45,949,000)      $ (43,907,000)


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